MANAGEMENT AGREEMENT

BNY MELLON INVESTMENT PORTFOLIOS
240 Greenwich Street
New York, New York 10286

April 16, 1998
Amended as of June 3, 2019

BNY Mellon Investment Adviser, Inc.
240 Greenwich Street
New York, New York 10286

Ladies and Gentlemen:

     The above-named investment company (the "Fund") consisting of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), herewith confirms its agreement with you as follows:

     The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in each series' Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be s ubmitt ed to you, and in such manner and to such extent as from time to time may be approved by the Fund' s Board. The Fund desires to employ you to act as the Fund's investment adviser.

     In connection with your serving as investment adviser to the Fund, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees of both you and the Fund. The compensation of such person or pers ons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect. We have discussed and concur in your employing on this basis for as long as you deem it appropriate each indicated sub-adviser (each, a "Sub-Investment Adviser") named on Schedule 1 hereto to act as the Fund's sub-investment adviser with respect to the Series indicated on Schedule 1 hereto (the "Sub -Advised Series") to provide day-to-day management of the Sub-Advised Series' investments.

     Subject to the supervision and approval of the Fund's Board, you will provide investment management of each Series' portfolio in accordance with such Series' investment objectives , policies and limitations as stated in the relevant Series' Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, you will obtain and provide investment research and w ill supervise each Series' investments and conduct, or with respect to the Sub-Advised Series , s upervis e, a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of such Series' assets. You will furnish to the Fund such statistical information, with respect to the investments whic h a Series may hold or contemplate purchasing, as the Fund may reasonably request. The Fund wishes to be informed of important developments materially affecting any Series' portfolio and shall expect you, on your own initiative, to furnish to the Fund from time to time such information as you may believe appropriate for this purpose.

     In addition, you will supply office facilities (which may be in your own offices), data process ing services, clerical, accounting and bookkeeping services, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; prepare reports to each Series ' stockholders, tax returns, reports to and filings with the Securities and Exchange Commis s ion and s tate Blue Sky authorities; calculate the net asset value of each Series' shares; and generally assist in all aspects of the Fund's operations. You shall have the right, at your expense, to engage other entities to as s is t you in performing some or all of the obligations set forth in this paragraph, provided each such entity enters into an agreement with you in form and substance reasonably satisfactory to the Fund. You agree to be liable for the acts or omissions of each such entity to the same extent as if you had acted or failed to a c t under the circumstances.

     You shall exercise your best judgment in rendering the services to be provided to the Fund hereunder and the Fund agrees as an inducement to your undertaking the same that neither you nor the Sub-Investment Adviser shall be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund or one or more Series, provided that nothing herein shall be deemed to protec t or purport to protect you or the Sub-Investment Adviser against any liability to the Fund or a Series or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder, or to which the Sub-Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under its Sub-Investment Advisory Agreement with you or by reason of its reckless disregard of its obligations and duties under said Agreement.

     In consideration of services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each month a fee at the rate set forth opposite each Series' name on Schedule 1 hereto. Net asset value shall be computed on such days and at such time or times as described in the Series' then current Prospectus and Statement of Additional Information. The fee for the period from the date of the commencement of the public sale of a Series' shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

     For the purpose of determining fees payable to you, the value of each Series' net assets shall be computed in the manner specified in the Series' then-current Prospectus and Statement of Additional Information for the computation of the value of the Series' net assets.

     You will bear all expenses in connection with the performance of your services under this Agreement and will pay all fees of a Sub-Investment Adviser in connection with its duties in respec t of a Sub-Advised Series. All other expenses to be incurred in the operation of the Fund (other than those borne by a Sub-Investment Adviser) will be borne by the Fund, except to the extent specifically as s umed by you or otherwise indicated on Schedule 1 hereto. The expenses to be borne by the Fund include, without limitation, the following: organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not officers, directors or employees or holders of 5% or more of the outstanding voting securities of you or the Sub-Investment Adviser or any affiliate of you or the Sub-Investment Adviser, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders ' reports and meetings, and any extraordinary expenses.

     The Fund understands that you and the Sub-Investment Adviser now act, and that from time to time hereafter you or the Sub-Investment Adviser may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Fund has no objection to your and the Sub-Investment Adviser's so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by one or more Series or the size of the position obtainable for or disposed of by one or more Series.

     In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

     Neither you nor the Sub-Investment Adviser shall be liable for any error of judgment or mis take of law or for any loss suffered by the Fund or a Series in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligenc e on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement and, in the case of the Sub-Investment Adviser, for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under its Sub-Investment Advisory Agreement. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering servic es to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee or agent or one under your control or direc tion even though paid by you.

     As to each Series, this Agreement shall continue until the date set forth opposite such Series' name on Schedule 1 hereto (the "Reapproval Date") and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Series' name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940, as amended) of such Series' outstanding voting securities, provided that in either event its continuanc e als o is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Series, this Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board or by vote of holders of a majority of such Series' outstanding voting securities or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in said Act).

     The Fund recognizes that from time to time your directors, officers and employees may s erve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name "BNY Mellon" as part of their name, and that your corporation or its affiliates may enter into inves tment advisory or other agreements with such other entities. If you cease to act as the Fund's investment adviser, the Fund agrees that, at your request, the Fund will take all necessary action to change the name of the Fund to a name not including "BNY Mellon" in any form or combination of words.

     In addition, the Fund recognizes that from time to time the Sub-Investment Adviser's directors, officers and employees may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the Sub-Investment Adviser's primary name as part of their name, and that the Sub-Investment Adviser's corporation or its affiliates may enter into sub-investment advis ory or other agreements with such other entities. If the Sub-Investment Adviser ceases to act as the Sub-Advised Series' sub-investment adviser, and none of the Sub-Investment Adviser's directors, offic ers or employees act as a portfolio manager for such Sub-Advised Series, the Fund agrees that, at the Sub-Investment Adviser's request, the Fund will take all necessary action to change the name of the Sub -Advised Series to a name not including the Sub-Investment Adviser's primary name in any form or combination of words.

     The Fund is agreeing to the provisions of this Agreement that limit the Sub-Investment Adviser' s liability and other provisions relating to the Sub-Investment Adviser so as to induce the Sub-Investment Adviser to enter into its Sub-Investment Advisory Agreement with you and to perform its obligations thereunder. The Sub-Investment Adviser is expressly made a third party beneficiary of this Agreement with rights as respects the Sub-Advised Series to the same extent as if it had been a party hereto.

     No provision of this Agreement may be changed, waived or discharged unless signed in w riting by the parties hereto. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advis ers Act of 1940, as amended. This Agreement may be executed in several counterparts, each of whic h shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement. Nothing in this Agreement s hall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived. If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

     This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund or the affected Series, as the case may be, and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

BNY MELLON INVESTMENT
PORTFOLIOS

By:     /s/ Renee LaRoche-Morris____
Name: Renee LaRoche-Morris
Title: President

Accepted:

BNY MELLON INVESTMENT ADVISER, INC.

By:      /s/ James Bitetto________
Name: James Bitetto
Title: Secretary

SCHEDULE 1

	Annual Fee as
	a Percentage
	of Average
Name of Series	Daily Net Assets	Reapproval Date	Reapproval Day

Core Value Portfolio	.75%	August 31, 2019	August 31st

Midcap Stock Portfolio	.75%	August 31, 2019	August 31st

Technology Growth Portfolio	.75%	August 31, 2019	August 31st

Small Cap Stock Index	.35%[2]	August 31, 2019	August 31st
Portfolio[1]

[1] Notwithstanding anything in this Agreement to thecontrary, BNY Mellon Investment Adviser, Inc. will bear all expenses incurred in the operation of this Series, except themanagement fees payable by theSeries hereunder, interest, taxes, brokerage fees and commissions, if any, fees pursuant to any distribution or shareholder services plan adopted by the Fund, extraordinary expenses, the Series' allocated portion o f t h e fees an d exp en ses o f Board members who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Fund (the "Non-Interested Board Members"), and the fees and expenses of independent counsel to the Fund and to the Non-Interested Board Members.
[2] Less the Series' allocated portion of the accrued fees and expenses of the Non-Interested Board Members and fees and expenses of independent counsel to the Fund and to theNon-Interested Board Members.